Exhibit 99.1

News Release
For Release April 19, 2006
1:00 P.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Releases First Quarter Earnings

Lexington, S.C. April 19, 2006 - Today First Community Corporation (Nasdaq Small Cap, FCCO), the holding company for First Community Bank, reported financial results for the first quarter of 2006. Net income for the quarter was $836 thousand, an increase of 7.2% as compared to the first quarter of 2005 net income of $780 thousand. Diluted earnings per share were $.28 for the first quarter of 2006 compared to $.26 in the first quarter of 2005, an increase of 7.7%. Total assets were $487.9 million at the end of the first quarter of 2006, an increase of 7.4% over the first quarter of 2005 assets of $454.1 million. Shareholders' equity at the end of the first quarter of 2006 was $52.4 million, an increase of 6.1% over the same period in 2005, which ended with shareholders' equity of $49.4 million.

In addition to releasing first quarter earnings, the company also announced that the board of directors has approved a twenty percent (20%) increase in the quarterly cash dividend. The company declared a $.06 per share dividend, payable May 12, 2006 to shareholders of record as of May 1, 2006.

Mike Crapps, President and CEO commented on the Company's performance saying, “Since the merger with DutchFork Bankshares on October 1, 2004, our primary focus has been to build strong core earnings momentum through quality growth in the loan portfolio funded by cash flow from the investment portfolio and core deposit growth.”

Joe Sawyer, Senior Vice President and Chief Financial Officer noted, “Since that time, we have re-structured the investment portfolio to provide cash flow to meet the loan growth objectives. While initially giving up some investment portfolio yield and thus earnings, we have continued to focus on shifting these assets into loans, thus improving our mix of earning assets. Investments, as a percentage of total assets, have declined from 43.0% at 12/31/04 to 34.1% as of 3/31/06. During this same period of time, our loan to deposit ratio has increased from 55.4% at 12/31/04 to 61.6% as of 3/31/06. To further illustrate the growth in the loan portfolio, it is significant to note that the portfolio increased by $39.5 million (20.8%) during the last twelve months ending 3/31/06.”

Crapps also noted, “With the strength of our local economies, combined with our team of experienced lenders, we are optimistic about the continued growth in loans. Certainly our history indicates the ability to successfully accomplish our goals in this area. Also noteworthy is our ability to maintain our high standards and expectations for loan quality. At 3/31/06, the Bank had only $101,000 in nonperforming assets, which is 0.02% of total assets, compared to an industry average of 0.41%. Net charge offs as a percent of average loans was 0.01% for the quarter ending 3/31/06. Not just during this most recent quarter, but over an extended period of time, we have demonstrated the ability to grow our loan portfolio in a quality manner.”

Sawyer added, “Additionally, we are seeing very positive results from our focus on core deposit and funding growth. During the last twelve months ending 3/31/06, core deposits (including customer cash management sweep accounts) have grown by $29.8 million or 10.3%, and we especially gained momentum in this area in the most recent quarter with growth at an annualized rate of 16.0%.”

Crapps continued, “We are extremely pleased to see these results. Entering 2006, we made adjustments to our marketing plan and the incentive compensation program for commercial bankers. Additionally, we have cross-functional teams working on various projects to enhance our products and services in order to assist our organization in the growth of core deposits. The results of these teams should impact our performance in the future. Examples of this are our recent introduction of Health Savings Accounts, which position us as one of the few community banks in our market area to offer this new product.”

The flat yield curve continues to impact our net interest margin. However, core earnings (net income less the effect of securities gain/losses and gains on the early extinguishment of debt) have shown considerable improvement, increasing each quarter in 2005 and now continuing through the first quarter of 2006. For the quarter ending 3/31/06, as compared to the quarter ending 3/31/05, core earnings improved by 8.3% from $0.24 per share to $0.26 per share.

Core non-interest income showed significant improvement with growth in deposit service charges, mortgage origination fees, and commissions on the sale of non-deposit investment products leading the way. Core non-interest income was $1.1 million in the first quarter of 2006 an increase of 90.0% over the first quarter of 2005 core non-interest income of $558 thousand.

Crapps concluded, “With all of the positives in our financial performance, we are extremely excited about the momentum that we have in our organization. We see so many factors that contribute to a bright future for First Community and its quality earnings growth. As a demonstration of that confidence, we are pleased to announce the 20% increase in our quarterly cash dividend to $0.06 per share payable on May 12, 2006 to shareholders on record as of May 1, 2006.”

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates eleven banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, Chapin, Northeast, Prosperity, Newberry (2), and Red Bank. First Community Corporation anticipates completing the acquisition of DeKalb Bankshares and its subsidiary, The Bank of Camden, in June of this year which will give First Community Bank a presence in Lexington, Richland, Newberry, and Kershaw counties. First Community Corporation stock trades on the NASDAQ Small Cap Market under the symbol “FCCO”.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company's filings with the Securities and Exchange Commission.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA
(Dollars in thousand, except per share data)

	At March 31,		December 31,
	2006	2005	2005

Total Assets	$487,897	$454,138	$467,455
Investment Securities	166,492	185,918	176,372
Loans	229,621	190,072	221,668
Allowance for Loan Losses	2,806	2,856	2,701
Total Deposits	372,752	337,639	349,604
Other borrowings	59,507	64,928	63,963
Shareholders' equity	52,430	49,371	50,767

Book Value Per Share	$17.44	$17.44	$17.82
Tangible Book Value Per Share	$8.34	$8.19	$8.34
Equity to Assets	10.8%	10.9%	10.9%
Loan to Deposit Ratio	61.6%	56.3%	63.4%
Allowance for Loan Losses/Loans	1.2%	1.5%	1.2%

Average Balances:

	Three months ended
	March 31,
	2006	2005

Average Total Assets	$471,631	$451,570
Average Loans	225,989	188,661
Average Earning Assets	405,303	386,040
Average Deposits	353,519	332,569
Average Other Borrowings	63,467	66,525
Average Shareholders' Equity	51,622	50,619

Asset Quality

Nonperforming Assets:
Non-accrual loans	$101	$373
Other real estate owned	-	345
Accruing loans past due 90 days or more	-	13

Total nonperforming assets	$101	$731
Net Charge-offs (recoveries)	$14	$(26)
Net Charge-offs to Average Loans	0.01%	N/A

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA
(Dollars in thousands, except per share data)   <PRE>

	Three months ended
	March 31,
	2006	2005

Interest Income	$5,937	$4,864
Interest Expense	2,610	1,694

Net Interest Income	3,327	3,170
Provision for Loan Losses	120	66

Net Interest Income After Provision	3,207	3,104

Non-interest Income:
Deposit service charges	545	282
Mortgage origination fees	114	78
Commissions on sale of non-deposit products	101	28
Gain (loss) on sale of securities	(69)	181
Gain on early extinguishment of debt	159	-
Other	301	170

Total non-interest income	1,151	739

Non-interest Expense:
Salaries and employee benefits	1,694	1,509
Occupancy	208	185
Equipment	285	330
Marketing and public relations	71	88
Amortization of intangibles	149	149
Other	761	524

Total non-interest expense	3,168	2,785

Income Before Taxes	1,190	1,058
Income Tax Expense	354	278

Net Income	$836	$780

Primary Earnings Per Share	$0.29	$0.28
Diluted Earnings Per Share	$0.28	$0.26

Average number of shares outstanding (Basic)	2,870,884	2,812,835
Average number of shares outstanding (Diluted)	2,980,622	2,945,843
Return on Average Assets	0.7%	0.7%
Return on Average Equity	6.6%	6.3%
Return on Average Tangible Equity	13.8%	13.7%
Net Interest Margin (non-taxable equivalent)	3.3%	3.3%
Net Interest Margin (taxable equivalent)	3.4%	3.5%